Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Cash Advance Reports Diluted Earnings per Share of $0.22

SPARTANBURG, S.C., April 28, 2010 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter ended March 31, 2010.

Highlights Quarter ended March 31, 2010:

•                  Diluted earnings per share for the quarter were  $0.22

•                  Net income for the quarter was $13.5 million

•                  Center gross profit for the quarter was $42.8 million

•                  The provision for doubtful accounts for the quarter decreased to 8.8% of revenue

Commenting on the results of the first quarter of 2010, Advance America’s President and Chief Executive Officer, Ken Compton, said, “Advance America maintained a solid performance throughout the quarter, amid the evolving operating environment we faced in several states due to regulatory changes. On the whole, we are experiencing growth in markets across the country which we believe is evidence of continued strong demand for the valuable financial service we offer to consumers. In fact, we are finding that a broader range of Americans are using our services, demonstrating a persistent and expanding need for dependable access to short-term credit.”

Revenues

Total revenues for the quarter ended March 31, 2010, decreased 7.7% to $144.4 million, compared to $156.4 million for the same period in 2009.

These comparisons include the results of operations in Virginia, Washington and South Carolina, where recent law and regulatory changes have negatively impacted the Company’s revenue and profitability in those states. Revenues in these three states were $15.3 million for the quarter ended March 31, 2010 compared to $34.2 million for the same period in 2009. Based on past experiences from states similarly affected, the Company expects to experience performance headwinds in these states for the next several quarters.

Excluding revenues from Virginia, Washington, and South Carolina, total revenues for the quarter ended March 31, 2010 increased by 5.7% during the quarter compared to the same period in 2009.

For the quarter ended March 31, 2010, total revenues for the Company’s centers opened prior to January 1, 2009 and still open as of March 31, 2010 decreased 1.9% compared to the same period in 2009.

Excluding revenues from Virginia, Washington, and South Carolina for the quarter ended March 31, 2010, total revenues for the Company’s centers opened prior to January 1, 2009 and still open as of March 31, 2010 increased 9.7% compared to the same period in 2009.

Loss Provision

The provision for doubtful accounts as a percentage of total revenues for the quarter ended March 31, 2010 was 8.8%, compared to 13.5% for the same period in 2009. Loss reserves were lower during the quarter ended March 31, 2010 compared to the same period in 2009 due to lower loan balances and losses for the Company’s open-ended line of credit product in Virginia. The Company began offering its line of credit product in November of 2008 and ceased offering new lines of credit in February of 2010. The Company received approximately $0.5 million from the sale of previously written-off receivables during the quarter ended March 31, 2010, and did not sell any receivables for the same period in 2009.

Expenses and Center Gross Profit

For the quarter ended March 31, 2010, the Company’s advertising expense was $3.6 million, or 2.5% of revenue, compared to $2.2 million, or 1.4% of revenues, for the same period in 2009.

Center expenses for the quarter ended March 31, 2010, were $101.6 million, compared to $112.0 million for the same period in 2009. Excluding the provision for doubtful accounts and advertising expense, for the quarter ended March 31, 2010 center expenses decreased by $3.5 million, or 3.9% compared to the same period in 2009. This decrease is primarily the result of center closings and consolidation.

Center gross profit for the quarter ended March 31, 2010 was $42.8 million compared to $44.4 million for the quarter ended March 31, 2009, a decrease of 3.7%.

For the quarter ended March 31, 2010, general and administrative expenses were $16.7 million, compared to $14.1 million for the same period in 2009, an increase of 18.5%. The increase in general and administrative expenses for quarter ended March 31, 2010 is due primarily to higher legal and public and government relations expenses.

For the quarter ended March 31, 2010, the Company’s income tax expense was 44% of income before taxes, compared to 41.1% during the same period in 2009.  The increase in tax expense is a result of a one-time reduction in state tax expenses recognized in the prior year and other discrete items recognized in the current year.

Net Income and Earnings per Share

Net income for the quarter ended March 31, 2010 was $13.5 million compared to $15.1 million for 2009, a decrease of 10.9%.

Diluted earnings per share for the quarter ended March 31, 2010 were $0.22 compared to Diluted earnings per share of $0.25 for the same period in 2009.

Center Closings

During the quarter ended March 31, 2010, the Company closed or consolidated 92 centers in 17 different states, including 53 in Virginia. The Company had approximately $1.8 million of center closing costs during the quarter ended March 31, 2010, compared to $3.4 million during the same period in 2009 which included an impairment charge of $2.2 million.

As of March 31, 2010, the Company had an operating network of 2,495 centers and 72 limited licensees in 32 states, the United Kingdom, and Canada.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s twenty-second consecutive quarterly dividend, will be payable on June 4, 2010, to stockholders of record as of May 25, 2010.

As of March 31, 2010, the Company had returned approximately $375.7 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

Conference Call

The Company will discuss these results during a conference call on Thursday, April 29, 2010 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 303-6168. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone at (800) 642-1687 (replay pass code: 68014509) until May 12, 2010.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,500 centers and 72 limited licensees in 32 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net

Interim Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2009 and 2010

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2010

Total Revenues	$156,393	$144,398

Center Expenses:
Salaries and related payroll costs	47,513	47,585
Provision for doubtful accounts	21,098	12,734
Occupancy costs	24,773	23,472
Center depreciation expense	3,723	2,696
Advertising expense	2,181	3,635
Other center expenses	12,706	11,511
Total center expenses	111,994	101,633
Center gross profit	44,399	42,765

Corporate and Other Expenses (Income):
General and administrative expenses	14,071	16,641
Legal settlements	—	38
Corporate depreciation expense	688	690
Interest expense	1,699	1,177
Interest income	(17)	(13)
(Gain)/loss on disposal of property and equipment	33	168
Loss on impairment of assets	2,209	—
Income before income taxes	25,716	24,064
Income tax expense	10,573	10,577
Net income	$15,143	$13,487

Net income per common share - basic	$0.25	$0.22
Weighted average number of shares outstanding - basic	60,858	60,969

Net income per common share - diluted	$0.25	$0.22
Weighted average number of shares outstanding - diluted	61,234	61,664

Consolidated Balance Sheets

December 31, 2009 and March 31, 2010

(in thousands, except per share data)

	December 31,	March 31,
	2009	2010
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$38,189	$11,098
Advances and fees receivable, net	204,234	166,764
Deferred income taxes	19,145	19,145
Other current assets	17,383	20,532
Total current assets	278,951	217,539
Restricted cash	4,366	2,851
Property and equipment, net	31,839	29,289
Goodwill	127,031	126,812
Other assets	3,964	3,754
Total assets	$446,151	$380,245

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,562	12,444
Accrued liabilities	31,432	31,426
Income tax payable	11,400	5,032
Accrual for third-party lender losses	4,528	3,363
Current portion of long-term debt	851	863
Total current liabilities	61,773	53,128
Revolving credit facility	141,058	75,195
Long-term debt	4,367	4,116
Deferred income taxes	23,349	23,349
Deferred revenue	2,717	2,212
Other liabilities	274	262
Total liabilities	233,538	158,262

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 61,614 shares outstanding at December 31, 2009; 96,821 shares issued and 62,190 shares outstanding at March 31, 2010	968	968
Paid in capital	290,146	289,152
Retained earnings	182,765	192,367
Accumulated other comprehensive loss	(1,934)	(2,413)
Common stock in treasury (35,207 shares at cost at December 31, 2009; 34,631 shares at cost at March 31, 2010)	(259,332)	(258,091)
Total stockholders’ equity	212,613	221,983
Total liabilities and stockholders’ equity	$446,151	$380,245